UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2015

SELECT COMFORT CORPORATION
(Exact name of registrant as specified in its charter)
Minnesota
(State or other jurisdiction of incorporation or organization)

0-25121	41-1597886
(Commission File No.)	(IRS Employer Identification No.)

9800 59th Avenue North, Minneapolis, Minnesota 55442
(Address of principal executive offices)    (Zip Code)

(763) 551-7000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Agreement and Plan of Merger
On September 9, 2015, Select Comfort Corporation, a Minnesota corporation (“Select Comfort”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BAM Labs, Inc., a Delaware corporation (“BAM Labs”), SCC Subsidiary Corp., a Delaware corporation and wholly-owned subsidiary of Select Comfort (“Merger Sub”), and Shareholder Representative Services LLC, solely in its capacity as representative of BAM Labs’ equity holders.
Select Comfort currently owns approximately 18% of the outstanding shares of capital stock of BAM Labs. Pursuant to the Merger Agreement, Select Comfort has agreed to acquire the remaining outstanding shares of capital stock of BAM Labs for approximately $58 million in cash (the “Purchase Price”) through the merger of Merger Sub with and into BAM Labs, with BAM Labs continuing as the surviving entity and a wholly-owned subsidiary of Select Comfort (the “Merger”). BAM Labs will change its name to SleepIQ Labs Inc. following the Merger.
The Purchase Price is subject to certain customary adjustments at closing and a portion of the Purchase Price will be deposited with an escrow agent to fund payment obligations with respect to post-closing indemnification obligations of BAM Labs’ former equity holders. Select Comfort is not assuming any debt of BAM Labs in connection with the Merger.
The completion of the Merger is subject to customary closing conditions, including, among others, the absence of certain legal impediments to the consummation of the Merger, the requisite approval by BAM Labs’ stockholders, the accuracy of representations and warranties made by Select Comfort and BAM Labs, respectively, and compliance by Select Comfort and BAM Labs with their respective obligations under the Merger Agreement. The completion of the Merger is not subject to any financing or regulatory conditions.
Each of Select Comfort and BAM Labs has made customary representations, warranties and covenants in the Merger Agreement. The Boards of Directors of Select Comfort and BAM Labs have each approved the Merger and the Merger Agreement. No vote of Select Comfort’s shareholders is required to complete the Merger.
The foregoing description of the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which Select Comfort will file as an exhibit to its next Quarterly Report on Form 10-Q. The Merger Agreement and related description are intended to provide you with information regarding the terms of the Merger Agreement and are not intended to modify or supplement any factual disclosures about Select Comfort in its reports filed with the United States Securities and Exchange Commission (the “SEC”). In particular, the Merger Agreement and related description are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Select Comfort. The assertions embodied in the representations and warranties made by BAM Labs in the Merger Agreement are qualified by information contained in confidential disclosure schedules that BAM Labs has delivered to Select Comfort in connection with the signing of the Merger Agreement and these assertions and qualifications are made for purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from those generally applicable under the securities laws. Shareholders of Select Comfort are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Select Comfort, BAM Labs or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement.
Credit and Security Agreement
On September 9, 2015, Select Comfort entered into a Credit and Security Agreement (the “Credit Agreement”) with KeyBank National Association, as Administrative Agent, Swing Line Lender and Issuing Lender, and certain other financial institutions party to the Credit Agreement. Select Comfort also entered into various ancillary agreements related to the Credit Agreement, including promissory notes and security documents. The Credit Agreement provides for a $100 million secured revolving credit facility for working capital and general corporate purposes and for the refinancing of existing indebtedness of the company and for acquisitions permitted under the Credit Agreement. Up to $10 million of the revolving credit facility is available for issuances of letters of credit and up to $10 million of the revolving credit facility is available for swing line loans (as defined in the Credit Agreement). Select Comfort may at any time request that the amount of the credit facility be increased by up to $50 million in increments of not less than $10 million which will be effective upon agreement of an existing or new lender to such additional commitment. The credit facility under the Credit Agreement matures on September 9, 2020.
Under the Credit Agreement, Select Comfort will pay quarterly in arrears, commitment fees at a rate ranging from 0.20% per year to 0.45% per annum on the daily average unused portion of the revolving credit facility (not accounting for swing line loans), depending on the leverage ratio of Select Comfort (as measured quarterly), defined as the ratio of (a) consolidated funded indebtedness, plus eight (8) multiplied by consolidated rent expense, minus unrestricted cash and cash equivalents in excess of $40 million to (b) consolidated EBITDAR (earnings before interest, taxes, depreciation, amortization and rental expense) (as defined in the Credit Agreement) of Select Comfort. The initial commitment fee rate is 0.25%. In addition, for each outstanding letter of credit under the Credit Agreement, Select Comfort will pay a non-refundable commission fee at a per annum rate ranging from 1.25% to 2.50% on the undrawn amount of each outstanding letter of credit, payable quarterly in arrears, plus a letter of credit fee payable to the administrative agent of 0.25% of the face amount of a letter of credit when it is issued, amended or renewed. The letter of credit commission rate will vary depending on the leverage ratio as described above.
The borrowings under the credit facility will, at Select Comfort’s request, be classified as either Eurodollar Loans or Base Rate Loans (both as defined in the Credit Agreement). The rate of interest payable by Select Comfort in respect of loans outstanding under the revolving credit facility is (i) with respect to Eurodollar Loans, the Eurodollar Rate (as defined in the Credit Agreement) for the interest period then in effect, plus the Applicable Margin for Eurodollar Loans, which ranges from 1.25% to 2.50% per annum, or (ii) with respect to Base Rate Loans, the Base Rate (as defined in the Credit Agreement) then in effect, plus the Applicable Margin for Base Rate Loans, which ranges from 0.25% to 1.50% per annum. Select Comfort may select 1, 2, 3, or 6 month interest periods for Eurodollar Loans. The Applicable Margin for both Eurodollar and Base Rate Loans will vary depending on the leverage ratio, as described above.
The Credit Agreement requires Select Comfort to comply with, among other things, a maximum leverage ratio and a minimum interest coverage ratio (as defined in the Credit Agreement). The Credit Agreement imposes other covenants on Select Comfort, including covenants relating to reporting, indebtedness, liens, investments, acquisitions and sales of assets, dividend payments and collateral matters. Events of default under the Credit Agreement include, among other things, payment defaults, breaches of representations, warranties or covenants, defaults under material indebtedness, certain events of bankruptcy or insolvency, judgment defaults, certain defaults or events relating to employee benefit plans or a change in control of Select Comfort. An event of default would permit the lenders to terminate commitments and accelerate the maturity of borrowings under the credit facility and cash collateralize any letters of credit if not cured within applicable grace periods.
The new revolving credit facility under the Credit Agreement is secured by a first priority perfected security interest in Select Comfort’s and its domestic subsidiaries’ personal property assets and a mortgage on its owned real property, subject to certain exclusions.
Please refer to Item 1.02 of this Current Report on Form 8-K for a discussion of the prior commercial financial relationship between Select Comfort and Wells Fargo Bank, National Association.
The foregoing description of the Credit Agreement is qualified in its entirety by reference to the complete terms of the Credit Agreement, which Select Comfort will file as an exhibit to its next Quarterly Report on Form 10-Q.
Item 1.02    Termination of a Material Definitive Agreement.
Credit Agreement
On September 9, 2015, in connection with Select Comfort’s entry into the new Credit Agreement described above in Item 1.01, Select Comfort terminated the Credit Agreement, dated March 26, 2010 between Select Comfort and Wells Fargo Bank National Association, as Administrative Agent and Letter of Credit Issuer, as amended (“Prior Credit Agreement”). The maturity date under the Prior Credit Agreement was August 31, 2016.
The Prior Credit Agreement was an unsecured facility and the aggregate commitment amount under the Prior Credit Agreement was $20 million, which included up to $5 million available for issuances of letters of credit. Select Comfort could at any time request that the amount of the credit facility under the Prior Credit Agreement be increased by up to $30 million in increments of not less than $10 million, which would have been effective upon agreement of a lender to such additional commitment.
Under the Prior Credit Agreement, Select Comfort paid unused fees equal to 0.15% per year on the daily average unused portion of the revolving credit facility, payable in arrears on a quarterly basis. In addition, for each outstanding standby letter of credit under the Prior Credit Agreement, Select Comfort paid a letter of credit fee at a per annum rate equal to 1.50% on the undrawn amount of each outstanding letter of credit, payable quarterly in arrears and for each outstanding commercial letter of credit such fee as determined by the majority of the lenders under the Prior Credit Agreement.
The borrowings under the credit facility available under the Prior Credit agreement were, at Select Comfort’s request, classified as either LIBOR Loans or Adjusted Base Rate Loans (both as defined in the Prior Credit Agreement). The rate of interest payable by Select Comfort in respect of loans outstanding under the revolving credit facility was (i) with respect to LIBOR Loans, the Adjusted LIBO Rate (as defined in the Prior Credit Agreement) for the interest period then in effect, plus 1.25%, or (ii) with respect to Adjusted Base Rate Loans, the Adjusted Base Rate (as defined in the Prior Credit Agreement) then in effect. Select Comfort could select 1, 2, or 3 month LIBO Rate periods.
The Prior Credit Agreement required Select Comfort to comply with, among other things, the maintenance of minimum amounts of cash and cash equivalents and to maintain at the administrative agent, a minimum amount of cash and cash equivalents equal to the amount the lender were committed to lend under the Prior Credit Agreement, maximum capital expenditure limits, minimum net worth requirements, and maintenance of an aggregate principal balance of zero under the revolving credit facility for a period of not less than 30 consecutive days in each fiscal year of Select Comfort. The Prior Credit Agreement imposed other covenants on Select Comfort, including covenants relating to reporting, indebtedness, liens, investments, acquisitions and sales of assets and dividend payments. Events of default under the Prior Credit Agreement included, among other things, payment defaults, breaches of representations, warranties or covenants, defaults under indebtedness, certain events of bankruptcy or insolvency, judgment defaults, certain defaults or events relating to employee benefit plans or a change in control of Select Comfort. The events of default permitted the lenders to terminate commitments and accelerate the maturity of borrowings under the credit facility and cash collateralize any letters of credit if not cured within applicable grace periods.
The foregoing description of the Prior Credit Agreement is qualified in its entirety by reference to the terms of the initial form of the Prior Credit Agreement, and certain amendments thereto, copies of which are filed as Exhibits 10.1 to the Current Reports on Form 8-K filed March 29, 2010, April 24, 2012 and October 18, 2013, and incorporated herein by reference.
Please refer to the information under Item 1.01 of this Current Report on Form 8-K for a discussion of the relationship between Select Comfort and KeyBank National Association and certain other lenders, pursuant to the Credit Agreement.
Select Comfort had no borrowings under the Prior Credit Agreement at the time of its termination. No material early termination penalties were incurred Select Comfort or any of its subsidiaries as a result of the termination.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registration.
The information required by this Item 2.03 is set forth under the heading “Credit and Security Agreement” in Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference.
Item 7.01. Regulation FD Disclosure.
On September 10, 2015, Select Comfort announced the execution of the Merger Agreement and the Credit Agreement described in Item 1.01 above. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.
The information contained in this Item 7.01 and Exhibit 99.1 to this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any filings made by Select Comfort under the Securities Act or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(a)	Exhibits.

Exhibit No.	Description
99.1	Press Release issued by Select Comfort Corporation on September 10, 2015 (furnished herewith)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECT COMFORT CORPORATION

Dated: September 10, 2015	By: /s/ Mark A. Kimball
Name: Mark A. Kimball Title: Senior Vice President

INDEX TO EXHIBITS

Exhibit No.	Description	Method of Filing
99.1	Press Release issued by Select Comfort Corporation on September 10, 2015	Furnished herewith

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